Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

First Quarter Highlights

•	Worldwide net sales up 8 percent;

•	Domestic gross sales up 7 percent and international gross sales up 10 percent;

•	Worldwide gross sales for core brands: Barbie® up 14 percent; Hot Wheels® up 6 percent; Core Fisher-Price® flat and American Girl® brands up 4 percent;

•	Gross margin increased 60 basis points of net sales; SG&A increased 190 basis points of net sales;

•	Operating income of $36.8 million compared to operating income of $45.2 million in the first quarter of 2010; and

•	Earnings per share of $0.05 vs. prior year earnings per share of $0.07.

Capital Deployment

•	Board declares second quarter cash dividend of $0.23 per share, reflecting an annualized dividend of $0.92 per share, which represents an 11 percent increase to last year’s annual dividend.

•	The company repurchased 4 million shares of its common stock at a cost of approximately $100 million.

EL SEGUNDO, Calif., April 15, 2011 – Mattel, Inc. (NASDAQ: MAT) today reported 2011 first quarter financial results. For the quarter, the company reported net income of $16.6 million, or $0.05 per share, compared to last year’s first quarter net income of $24.8 million, or $0.07 per share.

“Our diverse portfolio of brands and countries has once again allowed us to deliver on our goal of consistent growth,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Additionally, we are well positioned to improve operating margin and deliver strong cash flow for the year.”

(more)

Mattel Reports First Quarter 2011 Results/Page 2 2 2

Financial Overview

For the quarter, net sales were $951.9 million, up 8 percent compared to $880.1 million last year, including favorable changes in currency exchange rates of 1 percentage point. On a regional basis, first quarter gross sales increased 7 percent in the U.S. and 10 percent in international markets, including favorable changes in currency exchange rates of 2 percentage points. Operating income for the quarter was $36.8 million, compared to prior year’s operating income for the quarter of $45.2 million.

The company’s debt-to-total-capital ratio was 32.3 percent. Consistent with the seasonality of the business, during the quarter the company’s cash and equivalents declined by approximately $232 million, compared with a decline of approximately $245 million in last year’s first quarter.

Net cash flows used for operating activities were approximately $42 million, a decrease of $203 million compared with approximately $245 million in 2010. The decrease is primarily due to the collection of $300 million of domestic receivables not factored in 2010, partially offset by higher working capital usage.

Cash flows used for financing and other activities were $181 million, a decrease of $216 million, compared to approximately $35 million provided by financing activities in 2010, primarily reflecting share repurchases and first quarter dividend payments.

Sales by Business Unit

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $656.4 million, up 15 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 14 percent. Worldwide gross sales for Other Girls Brands were up 38 percent, driven by the Monster High® and Disney Princess™ doll lines. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were up 4 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 13 percent for the quarter, primarily driven by growth in the CARS™, Green Lantern® and Toy Story® properties.

(more)

Mattel Reports First Quarter 2011 Results/Page 3 3 3

Fisher-Price Brands

First quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $309.9 million, or down 2 percent versus the prior year due primarily to the discontinuation of the Sesame Street product line.

American Girl Brands

First quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $73.0 million, up 4 percent versus last year, primarily driven by strong sales of Kanani™, Girl of the Year 2011.

Quarterly Dividend

Additionally, the Company announced today that its Board of Directors declared a second quarter cash dividend of $0.23 per share on the Company’s common stock. The dividend will be payable on June 17, 2011 to stockholders of record on May 25, 2011. The dividend is the second of four quarterly dividends the Company expects to pay this year, reflecting an annualized dividend of $0.92 per share, which represents an increase of $0.09, or 11 percent, versus last year’s annual dividend of $0.83 per share.

Live Webcast

Mattel will webcast its 2011 first quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until midnight Eastern time on April 19th and may be accessed by dialing (706) 645-9291. The passcode is 51468985.

(more)

Mattel Reports First Quarter 2011 Results/Page 4 4 4

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc. (NASDAQ:MAT - News) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2011, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fourth year in a row, and was also ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens”. With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 31,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: www.facebook.com/mattel

###

Note: This press release contains a forward-looking statements relating to the Company’s expected financial performance and expected quarterly cash dividend payments in 2011. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward looking statements. Some of these factors are described in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2011, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2011		2010		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$951.9		$880.1		8%
Cost of sales	478.8	50.3%	448.2	50.9%	7%

Gross Profit	473.1	49.7%	431.9	49.1%	10%
Advertising and promotion expenses	101.8	10.7%	94.2	10.7%	8%
Other selling and administrative expenses	334.5	35.1%	292.5	33.2%	14%

Operating Income	36.8	3.9%	45.2	5.1%	-19%
Interest expense	18.8	2.0%	13.6	1.5%	38%
Interest (income)	(3.2)	-0.3%	(2.5)	-0.3%	29%
Other non-operating (income) expense, net	(0.1)		0.8

Income Before Income Taxes	21.3	2.2%	33.3	3.8%	-36%
Provision for income taxes	4.7		8.5

Net Income	$16.6	1.7%	$24.8	2.8%	-33%

EPS—Basic	$0.05		$0.07

Average Number of Common Shares	349.1		363.2

EPS—Diluted	$0.05		$0.07

Average Number of Common and Potential Common Shares	352.7		366.1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended March 31,
(In millions, except percentage information)	2011		2010
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$656.4		$573.1
% Change		15%		14%
Pos./(Neg.) Impact of Currency (in % pts)		1		4

Fisher-Price Brands	309.9		316.2
% Change		-2%		11%
Pos./(Neg.) Impact of Currency (in % pts)		1		2

American Girl Brands	73.0		70.2
% Change		4%		6%
Other	1.8		0.8

Gross Sales	$1,041.1		$960.3

% Change		8%		12%
Pos./(Neg.) Impact of Currency (in % pts)		0		3

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,041.1		$960.3
Sales Adjustments	(89.2)		(80.2)

Net Sales	$951.9		$880.1

% Change		8%		12%
Pos./(Neg.) Impact of Currency (in % pts)		1		3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,
(In millions)	2011	2010	At Dec. 31, 2010
	(Unaudited)
Assets
Cash and equivalents	$1,049.4	$871.9	$1,281.1
Accounts receivable, net	758.6	661.9	1,146.1
Inventories	607.2	429.6	463.8
Prepaid expenses and other current assets	336.5	337.9	335.6

Total current assets	2,751.7	2,301.3	3,226.6
Property, plant and equipment, net	494.1	492.2	484.7
Other noncurrent assets	1,736.3	1,709.7	1,706.4

Total Assets	$4,982.1	$4,503.2	$5,417.7

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$250.0	$50.0	$250.0
Accounts payable and accrued liabilities	771.6	658.6	1,048.5
Income taxes payable	18.6	14.7	51.8

Total current liabilities	1,040.2	723.3	1,350.3
Long-term debt	950.0	700.0	950.0
Other noncurrent liabilities	474.5	484.3	488.8
Stockholders’ equity	2,517.4	2,595.6	2,628.6

Total Liabilities and Stockholders’ Equity	$4,982.1	$4,503.2	$5,417.7

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2011	2010

Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	72	68
Total Debt Outstanding	$1,200.0	$750.0
Total Debt-to-Total-Capital Ratio	32.3%	22.4%

	Three Months Ended March 31,
(In millions)	2011 (a)	2010

Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(42)	$(245)
Cash Flows (Used For) Investing Activities	(9)	(35)
Cash Flows (Used For) From Financing Activities and Other	(181)	35

Decrease in Cash and Equivalents	$(232)	$(245)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.